Exhibit 99.1


[First Federal Bancshares of Arkansas, Inc. Logo]                         FOR
                                                                    IMMEDIATE
                                                                      RELEASE


1401 Highway 62-65 North                     FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                             Larry J. Brandt/CEO
Harrison, AR  72601                                      Tommy Richardson/COO
                                                          Sherri Billings/CFO
                                                                 870-741-7641



                   FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                      ANNOUNCES A QUARTERLY CASH DIVIDEND

Harrison, Arkansas   August 23, 2006 - (NASDAQ GM:FFBH) First Federal
Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that its Board of Directors declared a $.15 (fifteen cents) cash dividend on the common stock of the Corporation payable on September 19, 2006 to the stockholders of record at the close of business on September 5, 2006.

Larry J. Brandt, CEO of the Corporation, stated, "This will be our 39th consecutive cash dividend and we are pleased to increase it 7.1% from fourteen cents to fifteen cents for this quarter. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

The Bank, in its 72nd year, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. At June 30, 2006, the Corporation had total assets of $883.1 million, total liabilities of $804.1 million and stockholders' equity of $79.0 million.















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